Exhibit 99.1

BM Technologies (BMTX) Announces CFO Transition, Welcoming Ajay Asija to the Leadership Team

Ajay Asija will assume the role on April 1, 2024

RADNOR, PA, February 7, 2024 - BM Technologies, Inc. (NYSE American: BMTX), one of the largest digital banking platforms and Banking-as-a-Service (BaaS) providers, today announced the appointment of Ajay Asija as Chief Financial Officer, effective April 1, 2024. Mr. Asija will succeed James (Jim) Dullinger, who has held the role since January 2023 and will remain with the company until March 31, 2024.

Luvleen Sidhu, Chair, Chief Executive Officer, and Founder of BM Technologies said, “We are delighted to welcome Ajay to BM Technologies. Ajay’s extensive fintech banking experience and industry knowledge will position us well as we focus on growth, profitability and enhancing shareholder value. His track record of driving results and his deep understanding of finance, fintech, and strategy make him an invaluable addition to our team. Ajay’s experience also includes M&A transactions, capital raising and hands-on work with CFO offices and their finance and accounting teams. We will leverage his extensive fintech and banking network for partnership opportunities to drive growth and to ensure best practices for our finance and accounting teams.”

Mr. Asija has over 25 years of experience as a financial professional, with significant focus in the FinTech industry. From 2012 to 2023, Mr. Asija served as Group Head and Senior Managing Director, Financial Services and FinTech, for B. Riley Securities, where he led cross-functional teams and was a strategic advisor to financial services and FinTech companies on mergers and acquisitions, capital raising, and various strategic matters. Mr. Asija started his career in financial services at Lehman Brothers in 1997 and has held a variety of positions with various commercial and investment banks. Mr. Asija holds an MBA in Finance from the Simon School of Business at the University of Rochester, a Masters in Science in Engineering from the University of Massachusetts, Amherst, and a Bachelor of Science in Engineering from Indian Institute of Technology, New Delhi.

“I am honored to join BM Technologies as CFO and to work alongside such a talented team said Mr. Asija. I am excited about the opportunities ahead and look forward to contributing to the continued success and growth of the company.”

In connection with Mr. Asija’s appointment, he received an inducement award of restricted stock units (“RSUs”) relating to 300,000 shares of the Company’s common stock, 50% of which are time-based RSUs that vest ratably over a four-year period, and 50% of which are performance based RSUs, tied to the achievement of Company financial objectives over a three-year to five-year period, based upon targeted growth levels of the Company’s market capitalization and Core EBITDA. This inducement award of RSUs was granted as a material inducement to Mr. Asija’s employment with the Company, and was made outside of the Company’s 2020 Equity Incentive Plan and was approved by the independent Compensation Committee of the Board and further ratified and approved by the independent members of the Company’s Board of Directors in reliance on the inducement award exception from the stockholder approval requirements under Section 711(a) of the NYSE American Listed Company Manual. To comply with the terms of this exception, the inducement award requires prompt public announcement of the award.

About BM Technologies, Inc.

BM Technologies, Inc. (NYSE American: BMTX) - formerly known as BankMobile - is among the largest digital banking and Banking-as-a-Service (BaaS) providers in the country. It is focused on technology, innovation, easy-to-use products, and education with the mission to financially empower millions of Americans by providing a more affordable, transparent, and consumer-friendly banking experience. BM Technologies, Inc. (BMTX) is a technology company and is not a bank, which means it provides banking services through its partner banks. More information can be found at www.bmtx.com.

Contact:

Investors:

Jim Dullinger, Chief Financial Officer
BM Technologies, Inc.
jdullinger@bmtx.com

Media Inquiries:

Brigit Hennaman
Rubenstein Public Relations, Inc.
212-805-3005
Bhennaman@rubensteinpr.com